Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Ameristar Casinos, Inc. and subsidiaries:

We have audited Ameristar Casinos, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Ameristar Casinos, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Ameristar Casinos, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Ameristar Casinos, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2012 of Ameristar Casinos, Inc. and subsidiaries and our report dated February 28, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 28, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Ameristar Casinos, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Ameristar Casinos, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ameristar Casinos, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations, comprehensive income and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ameristar Casinos, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 28, 2013

AMERISTAR CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(Amounts in thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$89,392	$85,719
Restricted cash	6,581	5,925
Accounts receivable, net	4,821	5,401
Income tax refunds receivable	6,213	1,718
Inventories	5,894	6,577
Prepaid expenses and other current assets	12,927	27,146
Deferred income taxes	10,348	15,289

Total current assets	136,176	147,775

Property and Equipment, net:
Buildings and improvements	1,946,051	1,922,422
Furniture, fixtures and equipment	603,571	610,934

	2,549,622	2,533,356
Less: accumulated depreciation and amortization	(976,629)	(928,197)

	1,572,993	1,605,159

Land	91,715	83,403
Construction in progress	76,815	33,935

Total property and equipment, net	1,741,523	1,722,497

Goodwill	69,769	70,973
Other intangible assets	42,400	12,600
Deposits and other assets	84,406	58,194

TOTAL ASSETS	$2,074,274	$2,012,039

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$23,349	$33,665
Construction contracts payable	16,130	3,183
Accrued liabilities	117,073	120,788
Current maturities of long-term debt	37,047	23,132

Total current liabilities	193,599	180,768

Long-term debt, net of current maturities	1,880,932	1,902,932
Deferred income taxes	18,786	15,058
Other long-term liabilities	3,216	3,859
Commitments and contingencies (Note 14)
Stockholders’ Deficit:
Preferred stock, $.01 par value: Authorized — 30,000,000 shares; Issued — none	—	—
Common stock, $.01 par value: Authorized — 120,000,000 shares; Issued — 61,366,859 and 60,373,085 shares; Outstanding — 32,897,642 and 32,768,825 shares	614	604
Additional paid-in capital	333,338	310,331
Treasury stock, at cost (28,469,217 and 27,604,260 shares)	(501,815)	(487,230)
Retained earnings	145,604	85,717

Total stockholders’ deficit	(22,259)	(90,578)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,074,274	$2,012,039

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands, except per share data)
Revenues:
Casino	$1,228,958	$1,248,616	$1,247,034
Food and beverage	139,565	138,192	134,854
Rooms	77,698	77,870	79,403
Other	27,957	28,905	30,559

	1,474,178	1,493,583	1,491,850
Less: Promotional allowances	(278,957)	(279,077)	(302,568)

Net revenues	1,195,221	1,214,506	1,189,282

Operating Expenses:
Casino	537,862	545,709	556,911
Food and beverage	53,634	57,346	60,878
Rooms	8,121	8,270	8,281
Other	9,761	10,659	12,392
Selling, general and administrative	251,395	259,151	244,964
Depreciation and amortization	106,317	105,922	109,070
Impairment of goodwill	—	—	21,438
Impairment of other intangible assets	—	—	34,791
Impairment of fixed assets	9,563	245	224
Net loss (gain) on disposition of assets	408	(45)	255

Total operating expenses	977,061	987,257	1,049,204

Income from operations	218,160	227,249	140,078
Other Income (Expense):
Interest income	44	15	452
Interest expense, net of capitalized interest	(114,740)	(106,623)	(121,233)
Loss on early retirement of debt	—	(85,311)	—
Other	835	(784)	1,463

Income Before Income Tax Provision	104,299	34,546	20,760
Income tax provision	27,964	27,752	12,130

Net Income	$76,335	$6,794	$8,630

Earnings Per Share:
Basic	$2.32	$0.17	$0.15

Diluted	$2.26	$0.17	$0.15

Weighted-Average Shares Outstanding:
Basic	32,906	40,242	58,025

Diluted	33,743	41,136	58,818

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Net income	$76,335	$6,794	$8,630
Change in fair value of interest rate swap agreements, net of tax	—	—	16,274

Total Comprehensive Income	$76,335	$6,794	$24,904

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Capital Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Treasury Stock	Retained Earnings	Total
	(Amounts in thousands)
Balance, December 31, 2009	57,730	$586	$262,582	$(16,274)	$(18,590)	$107,689	$335,993
Net income	—	—	—	—	—	8,630	8,630
Change in fair value of interest rate swap agreements	—	—	—	16,274	—	—	16,274

Total comprehensive income							24,904
Exercise of stock options and issuance of restricted shares	659	6	2,232	—	—	—	2,238
Tax effect from stock-based arrangements	—	—	(412)	—	—	—	(412)
Dividends	—	—	—	—	—	(24,389)	(24,389)
Stock-based compensation expense	—	—	14,324	—	—	—	14,324
Purchases of treasury stock	(101)	—	—	—	(1,638)	—	(1,638)

Balance, December 31, 2010	58,288	592	278,726	—	(20,228)	91,930	351,020
Net income	—	—	—	—	—	6,794	6,794
Progressive jackpot liability cumulative adjustment	—	—	—	—	—	3,412	3,412
Exercise of stock options and issuance of restricted shares	1,140	12	7,262	—	—	—	7,274
Tax effect from stock-based arrangements	—	—	(2)	—	—	—	(2)
Dividends	—	—	—	—	—	(16,419)	(16,419)
Stock-based compensation expense	—	—	24,345	—	—	—	24,345
Purchases of treasury stock	(26,659)	—	—	—	(467,002)	—	(467,002)

Balance, December 31, 2011	32,769	604	310,331	—	(487,230)	85,717	(90,578)
Net income	—	—	—	—	—	76,335	76,335
Exercise of stock options and issuance of restricted shares	994	10	4,679	—	—	—	4,689
Tax effect from stock-based arrangements	—	—	75	—	—	—	75
Dividends	—	—	—	—	—	(16,448)	(16,448)
Stock-based compensation expense	—	—	18,253	—	—	—	18,253
Purchases of treasury stock	(865)	—	—	—	(14,585)	—	(14,585)

Balance, December 31, 2012	32,898	$614	$333,338	$—	$(501,815)	$145,604	$(22,259)

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Cash Flows from Operating Activities:
Net income	$76,335	$6,794	$8,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,317	105,922	109,070
Amortization of debt issuance costs, discounts and premium	5,485	6,290	10,203
Loss on early retirement of debt	—	85,311	—
Stock-based compensation expense	18,253	24,345	14,324
Impairment of goodwill	—	—	21,438
Impairment of other intangible assets	—	—	34,791
Impairment of fixed assets	9,563	245	224
Net loss (gain) on disposition of assets	408	(45)	255
Net change in deferred income taxes	9,230	32,987	2,894
Excess tax benefit from stock option exercises	(75)	—	—
Net change in fair value of swap agreements	—	—	1,015
Net change in deferred compensation liability	2,493	39	1,938
Changes in operating assets and liabilities:
Accounts receivable, net	580	1,990	657
Income tax refunds receivable	(4,495)	1,577	14,109
Inventories	683	581	577
Prepaid expenses	309	191	645
Accounts payable	(10,316)	9,937	(6,636)
Income taxes payable	75	—	—
Accrued liabilities	9,125	(22,815)	4,193

Net cash provided by operating activities	223,970	253,349	218,327

Cash Flows from Investing Activities:
Capital expenditures	(133,137)	(82,629)	(58,396)
Net cash paid for Louisiana acquisition	(33,218)	—	—
Net change in construction contracts payable	12,947	926	(6,489)
Proceeds from sale of assets	523	309	405
(Increase) decrease in restricted cash	(29,670)	—	500
Decrease (increase) in deposits and other non-current assets	1,731	29,111	(5,526)

Net cash used in investing activities	(180,824)	(52,283)	(69,506)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt and other borrowings	290,200	2,074,250	12,000
Principal payments of debt	(298,416)	(1,753,835)	(161,794)
Debt issuance and amendment costs	(4,988)	(30,799)	(133)
Cash dividends paid	(16,448)	(16,419)	(24,389)
Proceeds from stock option exercises and restricted share issuances	4,689	7,274	2,238
Purchases of treasury stock	(14,585)	(467,002)	(1,638)
Tax effect from stock-based arrangements	75	(2)	(412)

Net cash used in financing activities	(39,473)	(186,533)	(174,128)

Net Increase (Decrease) in Cash and Cash Equivalents	3,673	14,533	(25,307)
Cash and Cash Equivalents — Beginning of Year	85,719	71,186	96,493

Cash and Cash Equivalents — End of Year	$89,392	$85,719	$71,186

Supplemental Cash Flow Disclosures:
Cash paid for interest, net of amounts capitalized	$101,162	$97,482	$118,149

Cash paid (received) for federal and state income taxes (net of refunds received)	$23,071	$(6,522)	$(3,144)

The accompanying notes are an integral part of these consolidated financial statements.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of presentation

The accompanying consolidated financial statements include the accounts of Ameristar Casinos, Inc. (“ACI”) and its wholly owned subsidiaries (collectively, the “Company”). Through its subsidiaries, the Company owns and operates eight casino properties in seven markets. The Company views each property as an operating segment and all such operating segments have been aggregated into one reporting segment. All significant intercompany transactions have been eliminated.

The Company’s portfolio of casinos consists of: Ameristar Casino Resort Spa St. Charles (serving the St. Louis, Missouri metropolitan area); Ameristar Casino Hotel Kansas City (serving the Kansas City metropolitan area); Ameristar Casino Hotel Council Bluffs (serving the Omaha, Nebraska metropolitan area and southwestern Iowa); Ameristar Casino Resort Spa Black Hawk (serving the Denver, Colorado metropolitan area); Ameristar Casino Hotel Vicksburg (serving Jackson, Mississippi and Monroe, Louisiana); Ameristar Casino Hotel East Chicago (serving the Chicagoland area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nevada (serving Idaho and the Pacific Northwest).

On July 16, 2012, the Company completed the purchase of all of the equity interests of Creative Casinos of Louisiana, L.L.C. (now known as Ameristar Casino Lake Charles, LLC) (“Creative”) the license holder for a planned casino resort in Lake Charles, Louisiana. On July 20, 2012, the Company commenced construction of Ameristar Casino Resort Spa Lake Charles. The Company expects to complete construction of Ameristar Casino Resort Spa Lake Charles in the third quarter of 2014. This property will serve southwestern Louisiana and southeastern Texas, including the Houston metropolitan area.

Certain prior period amounts in the consolidated statements of income have been reclassified to conform to the current period presentation. These reclassifications had no effect on the previously reported income from operations or net income. Additionally, a reclassification adjustment was made to the consolidated statement of cash flows for the year ended December 31, 2010, moving a $0.5 million decrease in restricted cash from net cash provided by operating activities to net cash used in investing activities. The impact of this reclassification is not considered material to the consolidated financial statements for any of the periods presented.

The Company has evaluated certain events and transactions occurring after December 31, 2012 and determined that none met the definition of a subsequent event for purposes of recognition or disclosure in the accompanying consolidated financial statements and notes thereto for the year ended December 31, 2012.

Note 2 — Summary of significant accounting policies

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to apply significant judgment in defining the appropriate estimates and assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company’s judgments are based in part on its historical experience, terms of existing contracts, observance of trends in the gaming industry and information available from other outside sources. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates fair market value using Level 1 inputs, due to the short-term maturities of these instruments.

Restricted cash

As of December 31, 2012 and 2011, the Company’s current restricted cash balance was $6.6 million and $5.9 million, respectively.

On September 2, 2003, the Company entered into a trust participation agreement with an insurance provider. At December 31, 2012 and 2011, the Company had $5.9 million deposited in a trust account as collateral for the Company’s obligation to reimburse the insurance provider for the Company’s workers’ compensation claims. The Company is permitted to invest the trust funds in certain investment vehicles with stated maturity dates not to exceed six months. Any interest or other earnings are disbursed to the Company.

In connection with the construction of the Ameristar Lake Charles property, the Company set up two separate restricted bank accounts. In June 2012, the Company entered into an escrow agreement with the Louisiana Gaming Control Board whereby the Company is required to maintain a $25.0 million deposit in a restricted interest-bearing bank account, which will become unrestricted and available for the Company to use at its discretion upon the timely completion of the project. On

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 18, 2012, the Company entered into a ground lease agreement with the Lake Charles Harbor & Terminal District. Pursuant to the ground lease agreement, the Company was required to deposit $5.0 million in a separate bank account to cover the monthly rent payments prior to the commencement of gaming activity. At December 31, 2012, the ground lease deposit bank account had a balance of $4.7 million, of which $0.7 million is expected to be utilized for monthly rent payments over the next 12 months. In the accompanying consolidated balance sheets, the current portion of the deposit account is included in restricted cash. The remaining long-term portion of the ground lease rent deposit, as well as the deposit required to be held until construction completion, are included in deposits and other assets in the accompanying consolidated balance sheets. The Company is permitted to invest the funds subject to approval from both parties to the agreement. Any interest or other earnings on the restricted accounts are disbursed to the Company. For further discussion, see “Note 15—Creative Casinos of Louisiana acquisition.”

The Company utilized Level 1 inputs as described in “Note 8—Fair value measurements” to determine fair value of its restricted cash balance.

Accounts receivable

Trade receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. The increase in the allowance for doubtful accounts is recorded in the financial statements as an operating expense. Management believes that as of December 31, 2012, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

At December 31, 2012 and 2011, total accounts receivable were $4.9 million and $5.8 million, respectively. Gaming receivables were $0.9 million and $1.2 million at December 31, 2012 and 2011, respectively, and are included in the Company’s accounts receivable balance. As of December 31, 2012 and 2011, an allowance of $0.1 million and $0.4 million, respectively, has been applied to reduce total accounts receivable to amounts anticipated to be collected.

Inventories

Inventories primarily consist of food and beverage items, gift shop and general store retail merchandise, engineering and slot supplies, uniforms, linens, china and other general supplies. Inventories are stated at the lower of cost or market. Cost is determined principally on the weighted-average basis.

Capitalization and depreciation

Property and equipment are recorded at cost, including capitalized interest cost associated with major development and construction projects. When no debt is incurred specifically for construction projects, interest is capitalized on amounts expended using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period. Interest of $1.3 million, $0.5 million and $0.7 million was capitalized for the years ended December 31, 2012, 2011 and 2010, respectively.

Betterments, renewals and repairs that either materially add to the value of an asset or appreciably extend its useful life are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. Costs of major renovation projects are capitalized in accordance with existing policies.

Depreciation is provided on the straight-line method. Amortization of building and furniture, fixtures and equipment under capitalized leases is provided over the shorter of the estimated useful life of the asset or the term of the associated lease (including lease renewals or purchase options the Company expects to exercise). Depreciation and amortization is provided over the following estimated useful lives:

Buildings and improvements	5 to 40 years
Furniture, fixtures and equipment	3 to 10 years

Gains or losses on dispositions of property and equipment are included in the consolidated statements of income.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company reviews long-lived assets for such events or changes in circumstances at each balance sheet date. If a long-lived asset is to be held and used, the Company assesses recoverability based on the future undiscounted cash flows of the related asset over the remaining life compared to the asset’s book value. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If an impairment exists, the asset is adjusted to

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

fair value based on quoted market prices or another valuation technique, such as discounted cash flow analysis. If a long-lived asset is to be sold, the asset is reported at the lower of carrying amount or fair value less cost to sell, with fair value measured as discussed above.

In 2012, 2011 and 2010, the Company recorded impairment charges of $0.9 million, $0.2 million and $0.2 million, respectively, related to previously capitalized design costs on discontinued expansion projects.

In January 2012, the Company completed the purchase of a 40-acre site in Springfield, Massachusetts and capitalized the purchase price of $16.9 million, including acquisition costs. The Company intended to apply for the sole casino license for western Massachusetts and build a luxury hotel and entertainment resort at this location. In November 2012, following lengthy consideration of the potential benefits, risks, costs and uncertainties of the project, the Company announced the termination of its efforts to pursue this license. An appraisal was performed to assess the fair market value of the land, which resulted in an $8.6 million impairment charge recorded in the fourth quarter of 2012.

Goodwill and other intangible assets

Goodwill represents the excess of the purchase price over fair market value of net assets acquired in business combinations. Other intangible assets include the Company’s gaming licenses in East Chicago and Lake Charles. The Company tests for goodwill and indefinite-lived intangible asset impairment annually and between annual tests if events or circumstances indicate a possible impairment.

The Company performs the annual goodwill impairment assessment by qualitatively evaluating events and circumstances that have occurred since the last quantitative test. The Company considers both positive and negative factors, including macroeconomic conditions, industry events, financial performance and other changes, and makes a determination of whether it is more likely than not that the fair value of the reporting unit being tested is less than its carrying amount. If it is more likely than not the reporting unit’s fair value is determined to be less than the carrying amount, the Company is required to perform a two-step quantitative impairment test. If, based on the qualitative analysis, the fair value is more likely than not to be greater than the carrying amount, the Company is not required to perform the two-step impairment test.

Under the two-step quantitative assessment, goodwill is tested for impairment using a discounted cash flow analysis based on the estimated future results of the relevant reporting unit. Under the first step, the Company compares the estimated fair value of the reporting unit to its carrying value. If the carrying value exceeds the fair value in step one, step two of the impairment test is performed. In step two, the Company determines the implied value of goodwill by allocating the fair value of the reporting unit determined in step one to the assets and liabilities of the reporting unit, as if the reporting unit had been acquired in a business combination. If the implied fair value of the goodwill is less than the carrying value, the excess carrying amount is recorded as an impairment charge.

The Company tests its gaming license indefinite-lived intangible assets annually using a discounted cash flow method. If the carrying value exceeds the estimated fair value, an impairment charge is recorded.

See also “Note 13—Goodwill and other intangible assets.”

Debt issuance costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method or a method that approximates the effective interest method over the term of the related debt instrument. The Company expenses debt issuance costs proportionately in connection with any early debt retirements.

Derivative instruments and hedging activities

The Company records all derivatives on the balance sheet at fair value. For a derivative such as an interest rate swap that is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is initially reported as a component of other comprehensive income and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. To the extent the effective portion of a hedge subsequently becomes ineffective, the corresponding amount of the change in fair value of the derivative initially reported in other comprehensive income is reclassified and is recognized directly in earnings. Accordingly, on a quarterly basis, the Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of a hypothetical designated perfect hedged item or transaction. If the change in the actual swap is greater than the change in the hypothetical perfect swap, the difference is referred to as “ineffectiveness” and is recognized in earnings in the current period. We had no derivative instruments in place at December 31, 2012 and 2011.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue recognition

Casino revenues consist of the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons. Additionally, the Company recognizes revenue upon the occupancy of its hotel rooms, upon the delivery of food, beverage and other services and upon performance for entertainment revenue. The retail value of hotel accommodations, food and beverage items and entertainment provided to guests without charge is included in gross revenues and then deducted as promotional allowances to arrive at net revenues. Promotional allowances consist of the retail value of complimentary food and beverage, rooms, entertainment, progress towards earning points for cash-based loyalty programs and targeted direct mail coin coupons.

The estimated departmental costs of providing complimentary food and beverage, rooms, entertainment and other are included in casino operating expenses and consisted of the following:

	Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Food and beverage	$58,529	$56,697	$53,850
Rooms	20,261	20,190	20,979
Entertainment	600	655	2,599
Other	1,908	2,077	2,414

	$81,298	$79,619	$79,842

Guest Rewards Programs

The Company’s guest rewards programs allow guests to earn certain point-based cash rewards or complimentary goods and services based on the volume of the guests’ gaming activity. Guests can accumulate reward points over time that they may redeem at their discretion under the terms of the programs. The reward credit balance is forfeited if a guest does not earn any reward credits over the subsequent 12-month period. As a result of the ability of the guest to bank the reward points, the Company accrues the expense of reward points, after giving effect to estimated forfeitures, as they are earned. The accruals are based on historical data, estimates and assumptions regarding the mix of rewards that will be redeemed and the costs of providing those rewards. The retail value of the point-based cash rewards or complimentary goods and services is netted against revenue as a promotional allowance. The estimated costs of providing the point-based rewards, cash-back rewards or complimentary goods and services are included in casino operating expenses. At December 31, 2012 and 2011, the outstanding guest reward point liability was $17.4 million and $16.0 million, respectively.

Cash, Hotel and Food Coupons

The Company’s gaming guests may be awarded cash, hotel and food coupons based, in part, on their gaming play volume. The coupons are provided on a discretionary basis to induce future play and are redeemable within a short time period (generally seven days for cash coupons and one month for hotel and food coupons). There is no ability to renew or extend the offer. The Company recognizes a reduction in revenue as a promotional allowance for these coupons when the coupons are redeemed.

Advertising

The Company expenses advertising costs the first time the advertising takes place. Advertising expense included in selling, general and administrative expenses was $29.7 million, $30.3 million and $26.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Income taxes

The guidance for income taxes requires recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company’s income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where the Company operates. The Company assesses potentially unfavorable outcomes of such examinations based on the criteria of Accounting Standards Codification (“ASC”) 740, which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The guidance utilizes a two-step approach for evaluating tax positions. Recognition (Step I) occurs when the Company concludes that a tax

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

position, based on its technical merits, is more likely than not (i.e., the likelihood of occurrence is greater than 50%) to be sustained upon examination. Measurement (Step II) is only addressed if the position is deemed to be more likely than not to be sustained. Under Step II, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement.

The tax positions that fail to qualify for initial recognition are to be recognized in the first subsequent interim period in which they meet the “more likely than not” standard. If it is subsequently determined that a previously recognized tax position no longer meets the “more likely than not” standard, it is required that the tax position be derecognized. As applicable, the Company recognizes accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes.

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260. Basic earnings per share are computed by dividing reported earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect the additional dilution from all potentially dilutive securities, such as stock options and restricted stock units. For the years ended December 31, 2012, 2011 and 2010, all outstanding options with an exercise price lower than the average market price for the period have been included in the calculation of diluted earnings per share.

The weighted-average number of shares of common stock and common stock equivalents used in the computation of basic and diluted earnings per share consisted of the following:

	Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Weighted-average number of shares outstanding-basic earnings per share	32,906	40,242	58,025
Dilutive effect of stock options and restricted stock units	837	894	793

Weighted-average number of shares outstanding-diluted earnings per share	33,743	41,136	58,818

For the years ended December 31, 2012, 2011 and 2010, the potentially dilutive stock options excluded from the earnings per share computation, as their effect would be anti-dilutive, totaled 2.7 million, 2.5 million and 3.3 million, respectively.

Dividends

In 2012, the Company paid four quarterly cash dividends of $0.125 per share on its common stock, for an annual total of $0.50 per share. During each of the years ended December 31, 2011 and 2010, the Company’s Board of Directors declared four quarterly cash dividends of $0.105 per share on its common stock, for an annual total of $0.42 per share.

Accounting for stock-based compensation

The Company has various stock incentive plans for directors, officers, employees, consultants and advisers of the Company. The plans permit the grant of non-qualified stock options, incentive (qualified) stock options, restricted stock awards, restricted stock units, performance share units or any combination of the foregoing. In accordance with ASC Topic 718, the Company’s cost relating to stock-based payment transactions is measured by reference to the fair value of the equity instruments at the date at which they are granted. The fair value of each time-vested option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model, while the fair value of market performance-based stock options is calculated using the Monte Carlo simulation model. The models require estimates for expected volatility, expected dividends, the risk-free interest rate and the expected term of the equity grant. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized in selling, general and administrative expenses in the consolidated statements of income over the vesting period during which the employee provides service in exchange for the award. The guidance for stock-based compensation also requires an estimate of the number of awards that will be forfeited and updating that number based on actual forfeitures.

Recently adopted accounting pronouncements

ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment

The Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment in July 2012. This update simplifies how entities test for impairment and improves consistency in impairment testing guidance among long-lived asset categories. Under the amendments in this update, an entity is not required to determine the fair value unless the entity concludes that it is more likely than not that its fair value is less than its carrying amount by assessing qualitative factors. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company’s early adoption of this Topic for 2012 did not have a material impact on the Company’s consolidated financial statements.

ASU No. 2010-16, Entertainment-Casinos (Topic 924): Accruals for Casino Jackpot Liabilities

The FASB issued ASU No. 2010-16, Entertainment-Casinos (Topic 924): Accruals for Casino Jackpot Liabilities. The guidance clarifies that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot since the machine can legally be removed from the gaming floor without payment of the base amount. Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base jackpots and the incremental portion of progressive jackpots. The guidance became effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. As required under this guidance, the Company recorded a cumulative-effect adjustment to opening retained earnings in the period of adoption. Under the gaming regulations in the various jurisdictions in which the Company operates, the removal of base jackpots is not prohibited and upon adoption, the Company reduced its recorded accrual by $5.6 million ($3.4 million net of tax) with a corresponding cumulative-effect increase to retained earnings.

ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS

The FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The guidance amends and converges U.S. GAAP and International Financial Reporting Standards (“IFRS”) requirements for measuring amounts at fair value as well as disclosures regarding these measurements. The update became effective in the fourth quarter of 2011. The adoption of this Topic did not have a material impact on the Company’s consolidated financial statements.

ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income

The FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income in June 2011. This update changes the requirements for the presentation of other comprehensive income, eliminating the option to present components of other comprehensive income as part of the statement of stockholders’ equity, among other items. The guidance requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The presentation requirement under ASU No. 2011-05 was effective for fiscal years and interim periods beginning after December 15, 2011. Since the update only requires a change in presentation, the Company’s early adoption of this Topic in 2011 did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued authoritative guidance which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update requires that an entity present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. The guidance is effective for interim and annual reporting periods beginning on or after December 15, 2012. The Company does not anticipate that this guidance will have an impact on its consolidated financial statements.

ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment

The FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment in September 2011. This update simplifies how entities test goodwill for impairment. Under the amendments in this update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount by assessing qualitative factors. The amendments were effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. The early adoption of this Topic in 2011 did not have a material impact on the Company’s consolidated financial statements.

Note 3 — Missouri Development District receivables

In 1997, the Missouri 210 Highway Transportation Development District (the “210 Highway District”) was formed to finance a highway improvement project near the Kansas City property prior to the Company’s purchase of that property. In December 2000, the Company purchased the Kansas City property and assumed several agreements related to the 210 Highway District, including a guarantee by the Kansas City property to fund any shortfall payments related to the 210 Highway District’s debt service obligations. At December 31, 2011, there were no remaining debt service obligations associated with the 210 Highway District. Under the agreements, the Company is entitled to be reimbursed for advances to cover the shortfall payments and other administrative costs, plus accrued interest, by the 210 Highway District. As of December 31, 2012, the Company has classified the $2.0 million in advances as a long-term receivable included in deposits and other assets in the accompanying consolidated financial statements and anticipates that it will be reimbursed in full from the 210 Highway District’s future available cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2005, the St. Charles Riverfront Transportation Development District (the “Riverfront TDD”) was formed to finance certain improvements to the access roads near the St. Charles property. The St. Charles Riverfront Community Improvement District (the “Riverfront CID”) was also formed in 2005 to provide incremental funding to the Riverfront TDD. In connection with the establishment of the Riverfront TDD, the Company agreed to pay certain costs associated with the road improvements and related administrative costs. Under the Riverfront TDD agreements, the Company is entitled to be reimbursed for these costs plus accrued interest. As of December 31, 2012, the Company had a combined balance due from the Riverfront TDD and Riverfront CID of approximately $14.7 million. The Company has classified these payments as a long-term receivable included in deposits and other assets in the accompanying consolidated financial statements and anticipates it will be reimbursed in full from the Riverfront TDD’s and CID’s future available cash flows.

Note 4 — Accrued liabilities

Major classes of accrued liabilities consisted of the following as of December 31:

	2012	2011
	(Amounts in thousands)
Compensation and related benefits	$27,691	$30,336
Taxes other than state and federal income taxes	26,746	27,713
Progressive slot machine and related accruals	9,094	9,423
Players’ club rewards	17,368	16,038
Interest	22,134	14,041
Marketing and other accruals	14,040	23,237

	$117,073	$120,788

Note 5 — Federal and state income taxes

The components of the income tax provision are as follows:

	Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Current:
Federal	$27,042	$(14,093)	$2,340
State	(8,952)	9,825	7,795

Total current	18,090	(4,268)	10,135

Deferred:
Federal	13,250	23,428	1,640
State	(4,580)	7,388	(849)

Total deferred	8,670	30,816	791

Tax benefit applied to reduce goodwill	1,204	1,204	1,204

Total	$27,964	$27,752	$12,130

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax at the federal statutory rate to the actual effective income tax rate is as follows:

	Years Ended December 31,
	2012	2011	2010
Federal statutory rate	35.0%	35.0%	35.0%
State income tax expense, net of federal benefit	(10.8)	40.1	19.7
Change in uncertain tax provisions	—	0.4	0.2
Nondeductible expenses for tax purposes	2.6	6.8	6.8
Tax credits	(0.4)	(2.0)	(3.8)
Other	0.4	—	0.5

	26.8%	80.3%	58.4%

For 2012 and 2011, the effective income tax rates were 26.8% and 80.3%, respectively. The decrease in the effective income tax rate for the year ended December 31, 2012 was primarily attributable to a $15.7 million cumulative reduction in the income tax provision as a result of certain income tax elections made in the first quarter of 2012. Excluding the impact of these income tax elections, the effective tax rate for the year ended December 31, 2012 would have been 41.9%. Excluding the impact of the pre-tax loss on early retirement of debt of $85.3 million, the effective tax rate for the year ended December 31, 2011 would have been 48.3%.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes consisted of the following:

	December 31,
	2012	2011
	(Amounts in thousands)
Deferred income tax assets:
Goodwill amortization	$103,952	$116,902
Net operating loss carryforwards	10,571	11,099
Deferred compensation	3,670	7,871
Accrued expenses	4,447	6,424
Stock-based compensation	20,529	16,444
Accrued vacation	1,751	2,109
Other	1,317	226

Total deferred income tax assets	146,237	161,075

Deferred income tax liabilities:
Property and equipment	(152,384)	(157,185)
Prepaid insurance	(1,531)	(1,489)
Other	(760)	(2,170)

Total deferred income tax liabilities	(154,675)	(160,844)

Net deferred income tax (liabilities) assets	$(8,438)	$231

At December 31, 2012, the Company had available $240.8 million of state net operating loss carryforwards that relate to the Company’s Missouri properties and may be applied against future taxable income. The Company also had available $4.7 million of additional Colorado net operating losses that relate to the post-acquisition period for the Ameristar Black Hawk property. In general, the remaining unused state net operating loss carryforwards will expire in 2020 through 2031. No valuation allowance has been provided against deferred income tax assets as the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company believes it is more likely than not that the deferred income tax assets are fully realizable because of the future reversal of existing taxable temporary differences, availability of tax strategies and future projected taxable income.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
	2012	2011
	(Amounts in thousands)
Balance at beginning of year	$5,017	$4,914
Increases for tax positions of the current year	345	551
Decreases for tax positions of the current year	(694)	—
Increases for tax positions of prior years	149	143
Decreases for tax positions of prior years	(67)	(34)
Lapses of applicable statutes of limitations	(498)	(557)

Balance at end of year	$4,252	$5,017

As of December 31, 2012 and 2011, the total amount of unrecognized benefits that would affect the effective tax rate if recognized was $1.8 million and $1.7 million, respectively.

Interest and penalties related to income taxes are classified as income tax expense in the financial statements. As of December 31, 2012, accrued interest and penalties totaled $1.0 million, of which $0.6 million would affect the effective tax rate if recognized. As of December 31, 2011, accrued interest and penalties totaled $0.8 million, of which $0.5 million would affect the effective tax rate if recognized.

The Company files income tax returns in numerous tax jurisdictions. The statutes of limitations vary by jurisdiction, with certain of these statutes expiring without examination each year. With the normal expiration of statutes of limitations, the Company anticipates that the amount of unrecognized tax benefits will decrease by $0.5 million within the next 12 months. With few exceptions, the Company is no longer subject to federal examinations by taxing authorities for years ended on or before December 31, 2010 or state examinations by taxing authorities for years ended on or before December 31, 2006.

The Company’s federal income tax returns for the years ended December 31, 2006 through December 31, 2009 were under examination by the IRS. In May 2011, the IRS issued a letter challenging the Company’s method of accounting for certain repair and maintenance expenses. The Company disagreed with the IRS determination and submitted a protest and a request for an appeals conference to the IRS. During the third quarter of 2012, the Company reached a settlement through the appeals process of the issues raised in the audit examination. The audit settlement resulted in an assessment of $0.2 million, including interest, for the years 2006 through 2009, which was paid in the third quarter of 2012.

The Company believes it has adequately reserved for its uncertain tax positions; however, there is no assurance that the taxing authorities will not propose adjustments that are different from the Company’s expected outcome and impact the provision for income taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Long-term debt

Long-term debt consisted of the following:

	December 31, 2012	December 31, 2011
	(Amounts in thousands)
Senior credit facility, secured by first priority security interests in substantially all real and personal property assets of ACI and its subsidiaries, consisting of the following:
Revolving loan facility, at variable interest (3.0% at December 31, 2011); principal due April 14, 2016	$—	$239,000
Term loan A facility, at variable interest (2.8% at December 31, 2012 and 3.0% at December 31, 2011); principal due April 14, 2016 subject to certain amortization requirements	192,500	200,000
Term loan B facility, at variable interest (4.0% at December 31, 2012 and 2011); principal due April 14, 2018 subject to certain amortization requirements (net of $1,368 and $1,594 discount at December 31, 2012 and 2011, respectively)	684,937	693,156
Senior notes, unsecured, 7.5% fixed interest, payable semi-annually on April 15 and October 15, principal due April 15, 2021 (net of $442 net premium at December 31, 2012 and $6,664 discount at December 31, 2011)	1,040,442	793,336
Senior notes, unsecured, 9.25% fixed interest, payable semi-annually on June 1 and December 1, principal paid in full on December 3, 2012	—	467
Other	100	105

	1,917,979	1,926,064
Less: Current maturities	(37,047)	(23,132)

	$1,880,932	$1,902,932

Maturities of the Company’s borrowings for each of the next five years and thereafter as of December 31, 2012 are as follows (amounts in thousands):

Year	Maturities
2013	$37,047
2014	38,019
2015	107,006
2016	37,007
2017	7,008
Thereafter	1,692,818

1,918,905
Debt discounts and premium, net	(926)

Long-term debt, including current portion	$1,917,979

On April 14, 2011, ACI obtained $2.2 billion of new debt financing (the “Debt Refinancing”), consisting of a $1.4 billion senior secured credit facility (the “Credit Facility”) and $800.0 million principal amount of unsecured 7.50% Senior Notes due 2021 (the “Original 2021 Notes”). The Credit Facility consists of (i) a $200 million A term loan that was fully borrowed at closing and matures in April 2016, (ii) a $700 million B term loan that was fully borrowed at closing and matures in April 2018 and (iii) a $500 million revolving loan facility, $368 million of which was borrowed at closing and which matures in April 2016. The Original 2021 Notes were sold at a price of 99.125% of the principal amount, and the $700.0 million B term loan was sold at a price of 99.75% of the principal amount. Upon the satisfaction of certain conditions, ACI has the option to increase the total amount available under the Credit Facility by up to the greater of an additional $200 million or an amount determined by reference to the Total Net Leverage Ratio (as defined in the Credit Facility agreement).

The A term loan and the revolving loan facility bear interest at the London Interbank Offered Rate (LIBOR) plus a LIBOR margin that is currently 2.50% per annum or the base rate plus 1.50% per annum, at ACI’s option. The B term loan bears interest at LIBOR (subject to a LIBOR floor of 1.0%) plus 3.0% per annum or the base rate (subject to a base rate floor of

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.0%) plus 2.0% per annum, at ACI’s option. The LIBOR margin for the A term loan and the revolving loan facility is subject to adjustment based on the Company’s Total Net Leverage Ratio as defined in the Credit Facility agreement. ACI pays a commitment fee on the unused portion of the revolving loan facility of 0.50% per annum, which is subject to reduction based on the Total Net Leverage Ratio.

The Credit Facility agreement requires certain mandatory principal repayments prior to maturity for both term loans. The A term loan requires the following principal amortization: 3.75% in 2012; 12.5% in 2013; 18.75% in 2014; 50% in 2015; and the remaining 15% in 2016. The B term loan requires mandatory principal reductions of 1% per annum, with the remaining 93.25% due at maturity. The Credit Facility agreement also requires permanent principal repayments of the term loans equal to 25% of Excess Cash Flow (as defined in the Credit Facility agreement) if the Company’s Total Net Leverage Ratio is above 4.75:1 at year-end. Excess Cash Flow repayments are required to be made 120 days after the last day of each fiscal year and are allocated between both term loans on a pro-rata basis and reduce on a dollar-for-dollar basis future scheduled mandatory principal repayments of the term loans. The Company expects the Excess Cash Flow repayment for the year ended December 31, 2012 to be approximately $15.0 million.

At December 31, 2012, the Company’s principal debt outstanding under the Credit Facility consisted of $192.5 million under the A term loan facility and $684.9 million (net of discount) under the B term loan facility. All mandatory principal repayments have been made through December 31, 2012. As of December 31, 2012, the amount of the revolving loan facility available for borrowing was $496.0 million, after giving effect to $4.0 million of outstanding letters of credit.

On April 26, 2012, ACI completed a private placement of $240.0 million principal amount of additional 7.50% Senior Notes due 2021 (the “Additional 2021 Notes” and, collectively with the Original 2021 Notes, the “2021 Notes”). The Additional 2021 Notes were issued under the same indenture dated as of April 14, 2011 pursuant to which ACI previously issued the Original 2021 Notes (the “Indenture”). The Additional 2021 Notes were sold at a price of 103% of the principal amount, resulting in a yield to maturity of 6.88%. The Company received net proceeds from the sale of the Additional 2021 Notes (after initial purchaser discounts and expenses and including the premium and accrued interest) of approximately $244.0 million. The Company used $236.0 million of the proceeds to repay all amounts outstanding under the revolving loan facility of the Credit Facility (which amounts may be reborrowed from time to time) and the remaining proceeds for general corporate purposes. In connection with issuing the Additional 2021 Notes, the Company paid one-time fees and expenses totaling approximately $4.0 million, most of which was capitalized and will be amortized over the term of the 2021 Notes as interest expense.

In connection with obtaining the Credit Facility, certain of ACI’s subsidiaries, including each of its material subsidiaries (the “Guarantors”), entered into a guaranty (the “Guaranty”) pursuant to which the Guarantors guaranteed ACI’s obligations under the Credit Facility. The obligations of ACI under the Credit Facility, and of the Guarantors under the Guaranty, are secured by substantially all of the assets of ACI and the Guarantors.

The 2021 Notes bear interest at a fixed rate of 7.50% per annum, payable semi-annually in arrears on April 15 and October 15 of each year. The initial interest payment on the Additional 2021 Notes was made on October 15, 2012. The 2021 Notes mature on April 15, 2021. The 2021 Notes and the guarantees of the 2021 Notes are senior unsecured obligations of ACI and the Guarantors, respectively, and rank, in right of payment, equally with or senior to all existing or future unsecured indebtedness of ACI and each Guarantor, respectively, but are effectively subordinated in right of payment to the Credit Facility indebtedness and any future secured indebtedness, to the extent of the value of the assets securing such indebtedness.

The Guarantors have jointly and severally, and fully and unconditionally, guaranteed the 2021 Notes. Each of the Guarantors is a direct or indirect wholly owned subsidiary of ACI, and the Guarantors constitute substantially all of ACI’s direct and indirect subsidiaries. ACI is a holding company with no operations or material assets independent of those of the Guarantors and, other than its investment in the Guarantors, the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because, in the opinion of management, such information is not material to investors. Other than customary restrictions imposed by applicable statutes, there are no restrictions on the ability of the Guarantors to transfer funds to ACI in the form of cash dividends, loans or advances.

Proceeds from the Debt Refinancing were used to (i) repurchase substantially all of ACI’s outstanding 9.25% Senior Notes due 2014 tendered pursuant to ACI’s tender offer announced on March 29, 2011, including payment of the tender premium and accrued interest, (ii) prepay and permanently retire all of the indebtedness under ACI’s prior senior secured credit facility dated as of November 10, 2005 (and all commitments under the replaced senior secured credit facility were terminated), (iii) purchase 26,150,000 shares of ACI’s common stock from the Estate of Craig H. Neilsen (the “Estate”) and (iv) pay related fees and expenses.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Debt Refinancing, the Company paid one-time fees and expenses totaling approximately $30.8 million, most of which was capitalized and will be amortized over the respective remaining terms of the 2021 Notes and Credit Facility. During the quarter ended June 30, 2011, approximately $85.3 million relating to the tender premium and deferred debt issuance costs were expensed as a result of the early retirement of debt.

Debt covenants

The agreement governing the Credit Facility requires the Company to comply with various affirmative and negative financial and other covenants, including restrictions on the incurrence of additional indebtedness, restrictions on dividend payments and other restrictions and requirements to maintain certain financial ratios and tests. As of December 31, 2012, the Company was required to maintain a Total Net Leverage Ratio, calculated as consolidated debt (net of certain cash and cash equivalents) divided by EBITDA, as defined in the Credit Facility agreement, of no more than 6.50:1, and a Senior Secured Net Leverage Ratio, calculated as senior secured debt (net of certain cash and cash equivalents) divided by EBITDA, of no more than 4.00:1. As of December 31, 2012 and 2011, the Company’s Total Net Leverage Ratio was 5.08:1 and 5.04:1, respectively. The Senior Secured Net Leverage Ratio as of December 31, 2012 and 2011 was 2.19:1 and 2.86:1, respectively. Under the Credit Facility agreement, as of December 31, 2012, the Company was required to maintain an Interest Expense Coverage Ratio, calculated as EBITDA divided by cash interest expense, of at least 2.00:1. As of December 31, 2012 and 2011, the Interest Expense Coverage Ratio was 3.52:1 and 3.29:1, respectively. On April 16, 2012, the Company entered into an amendment to the Credit Facility agreement to increase the maximum permitted Total Net Leverage Ratio for fiscal quarters ending in 2014 from 5.50:1 to 5.75:1 and for the fiscal quarters ending March 31, 2015 and June 30, 2015 from 5.25:1 to 5.50:1. The Company paid arrangement and consent fees totaling approximately $1.0 million in connection with the amendment, which were capitalized and will be amortized over the remaining terms of the Credit Facility as interest expense.

The Credit Facility permits the Company to make annual dividend payments of up to $12.0 million from April 14, 2011 through December 31, 2011 and up to $16.0 million during any fiscal year thereafter, with any unused portion of such amount permitted to be carried over to future years. For the year ended December 31, 2012, the Company paid dividends totaling $16.4 million. For the year ended December 31, 2011, the Company paid dividends totaling $16.4 million, of which $10.3 million was paid after April 14, 2011.

The Credit Facility limits the Company’s capital expenditures to $80.0 million during any fiscal year through the final maturity of the Credit Facility, with any unused portion of such amount permitted to be carried over to future years. In addition, capital expenditures may be made without limitation at any time the Total Net Leverage Ratio is at least 25 basis points lower than the then-maximum permitted Total Net Leverage Ratio. As of December 31, 2012, capital expenditures made during the term of the Credit Facility totaled $201.1 million.

The Indenture contains covenants that limit ACI’s and its Restricted Subsidiaries’ (as defined in the Indenture) ability to, among other things, (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create liens on assets, (iv) merge or consolidate with another company or sell all or substantially all assets and (v) enter into transactions with affiliates. In addition, pursuant to the Indenture, if ACI experiences certain changes of control, each holder of the 2021 Notes can require ACI to repurchase all or a portion of such holder’s outstanding 2021 Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

As of December 31, 2012 and 2011, the Company was in compliance with all applicable covenants under the credit facilities and the senior notes outstanding at the respective dates.

Refer to “Note 16—Pending Pinnacle Entertainment, Inc. merger” for further information on certain restrictions imposed by the merger agreement.

Note 7 — Derivative instruments and hedging activities

In 2008, the Company entered into two forward interest rate swaps with two different commercial banks to fix the interest rate on certain LIBOR-based borrowings under its credit facility. Both swaps were designated as cash flow hedges. Pursuant to each of the interest rate swap agreements, the Company was obligated to make quarterly fixed rate payments to the counterparty, while the counterparty was obligated to make quarterly variable rate payments to the Company based on three-month LIBOR on the same notional amount.

The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. The Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives in place.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2012 and 2011, the fair value of the interest rate swap liability was zero due to the expiration of both interest rate swap agreements on July 19, 2010. For the year ended December 31, 2010, the swaps increased the Company’s interest expense by $16.8 million.

There was no net tax effect on other comprehensive income for the interest rate swaps for the years ended December 31, 2012 and 2011. The net tax effect on other comprehensive income for the interest rate swaps for the year ended December 31, 2010 was $10.6 million.

The Company may enter into additional swap transactions or other interest rate protection agreements in the future, although it has no current intention to do so.

Note 8 — Fair value measurements

As of December 31, 2012, the fair values of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate carrying values due to the short maturity of these items.

The Company measured the fair value of its deferred compensation plan assets and liabilities on a recurring basis pursuant to ASC Topic 820. ASC Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value driver is observable.

Level 3: Unobservable inputs in which little or no market data is available, therefore requiring an entity to develop its own assumptions.

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value (amounts in thousands):

	Fair Value Measurements Using:
	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2012
Assets:
Deferred compensation plan assets	$—	$—	$—
Liabilities:
Deferred compensation plan liabilities	$—	$—	$—
As of December 31, 2011
Assets:
Deferred compensation plan assets	$—	$15,333	$—
Liabilities:
Deferred compensation plan liabilities	$—	$12,840	$—

In April 2011, ACI’s Board of Directors terminated the deferred compensation plan, effective as of December 31, 2011. A partial distribution of plan assets was made to participants in May 2011 and a final distribution of all liabilities due to participants of $14.0 million was made to participants in May 2012. The rabbi trust-owned life insurance policies were surrendered and the full surrender value of $16.2 million was reimbursed to the Company at that time. As a result of the

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

termination of the deferred compensation plan, and final distribution of plan liabilities and reimbursement of plan assets occurring in 2012, the balances for both the plan assets and plan liabilities were zero at December 31, 2012. For more information, see “Note 10 — Benefit plans.”

Fair value of long-term debt

The estimated fair value of the Company’s long-term debt at December 31, 2012 was approximately $2.024 billion, versus its book value of $1.918 billion. The estimated fair value of the Company’s long-term debt at December 31, 2011 was approximately $1.951 billion, versus its book value of $1.926 billion. The estimated fair value of the outstanding notes and the term loan facility debt was based on Level 2 inputs using quoted market prices on or about December 31, 2012 and December 31, 2011. The estimated fair value of the revolving loan facility debt was based on Level 2 inputs using estimated fair values of comparable debt instruments on or about December 31, 2011.

Note 9 — Leases

Operating leases

The Company maintains operating leases for certain office and other facilities, vehicles, office equipment, signage and land. Rent expense under operating leases totaled $5.2 million, $4.5 million and $4.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Future minimum lease payments required under operating leases for each of the five years subsequent to December 31, 2012 and thereafter are as follows (amounts in thousands):

Year	Payments
2013	$4,368
2014	4,526
2015	4,463
2016	2,762
2017	1,456
Thereafter	8,632

$26,207

Note 10 — Benefit plans

401(k) plan

The Company maintains a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements. Plan participants can elect to defer pre-tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company matches 50% of eligible participants’ deferrals that do not exceed 4% of their pay (subject to limitations imposed by the Internal Revenue Code). The Company’s matching contributions were $1.8 million, $1.8 million and $2.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. Neither the 401(k) plan nor any other Company benefit plan holds or invests in shares of the Company’s common stock or derivative securities based on the Company’s common stock.

Health benefit plan

The Company maintains a qualified health benefit plan for active, full-time employees, which is self-funded by the Company with respect to claims up to a certain amount. The plan requires contributions from eligible employees and their dependents. The Company’s contribution expense for the plan was approximately $30.4 million, $28.3 million and $32.0 million for the years ended December 31, 2012, 2011 and 2010, respectively. At December 31, 2012, estimated liabilities for unpaid and incurred but not reported claims totaled $3.1 million, compared to $3.4 million at December 31, 2011.

Deferred compensation plan

In 2001, the Company adopted a non-qualified deferred compensation plan for certain highly compensated employees, which was amended and restated effective January 1, 2008. With respect to amounts earned through the year ended December 31, 2011, the Company matched, on a dollar-for-dollar basis, up to the first 5% of participants’ annual salary deferrals and the first 5% of participants’ annual bonus deferrals in each participant’s account. Matching contributions by the Company for the years ended December 31, 2012, 2011 and 2010 were $0.1 million, $1.3 million and $1.2 million, respectively.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective December 31, 2011, ACI’s Board of Directors terminated the deferred compensation plan. As of December 31, 2012 and 2011, plan assets were zero and $15.3 million, respectively, and are reflected in prepaid expenses and other current assets in the 2011 presentation. The liabilities due the participants were zero and $12.8 million as of December 31, 2012 and 2011, respectively. In 2011, the liability balance is reflected in accrued liabilities in the accompanying consolidated balance sheets. For the years ended December 31, 2012, 2011 and 2010, net deferred compensation expense was $1.2 million, $2.1 million and $1.4 million, respectively.

Note 11 — Stock-based compensation

The Company provides benefits to its employees and directors in the form of stock-based payments, such as grants of stock options and restricted stock units, whereby the employees and directors render service in exchange for shares or rights to shares. The maximum number of shares available for issuance under the currently effective plan is 9.1 million, subject to certain limitations. At December 31, 2012, 2.1 million shares were available for issuance. The Compensation Committee of ACI’s Board of Directors (the “Compensation Committee”) administers the Company’s stock incentive plans and has broad discretion to establish the terms of stock awards, including, without limitation, the power to set the term (up to 10 years), vesting schedule and exercise price of stock options.

For the years ended December 31, 2012, 2011 and 2010, total stock-based compensation expense was $18.3 million, $24.3 million and $14.3 million, respectively. As of December 31, 2012, there was approximately $30.1 million of total unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Company’s stock incentive plans. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.7 years.

In October 2011, the Compensation Committee approved certain modifications to awards outstanding under the stock incentive plans. The approved modifications included extending the lives of certain previously-granted stock option awards and providing for post-retirement vesting of certain stock options and restricted stock units to qualifying individuals. The Company recognized $7.3 million in non-cash stock-based compensation expense relating to these modifications in the fourth quarter of 2011.

In November 2011, the Compensation Committee granted certain members of senior management a total of 1.2 million market performance-based stock options that consist of three tranches. Provided that certain service requirements are satisfied, these tranches vest and become exercisable, if at all, on the earlier of (i) the date on which ACI’s common stock reaches certain market prices (as specified in the performance-based stock option award agreements) or (ii) the date on which a secondary vesting condition is met. The secondary vesting condition will be satisfied if the Company’s Total Shareholder Return (as defined in the award agreements) for the period from the date of grant through December 31, 2018 is greater than zero and is higher than the Total Shareholder Return of each of the specified peer companies.

The fair value of the performance-based stock option grants was approximately $5.2 million, with a weighted-average value of $4.55 per share. The annual amortization expense related to these options is approximately $1.3 million, to be recognized over four years.

Stock options

Stock options are valued at the date of award, which does not precede the approval date, and compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period. The outstanding time-vested stock options generally vest over four years and have 10-year contractual terms.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary information for all stock option activity under the Company’s plans is as follows:

	Years Ended December 31,
	2012		2011		2010
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
	(Amounts in thousands)		(Amounts in thousands)		(Amounts in thousands)
Outstanding at beginning of year	5,892	$20.55	4,850	$20.46	5,090	$20.40
Granted	1,817	16.95	1,761	19.12	664	15.70
Exercised	(367)	13.00	(523)	13.88	(265)	8.43
Forfeited or expired	(384)	21.83	(196)	23.33	(639)	20.32

Outstanding at end of year	6,958	$19.94	5,892	$20.55	4,850	$20.46

Options exercisable at end of year	3,268	$22.48	3,328	$22.34	3,286	$21.59

The aggregate intrinsic value of options exercised during the years ended December 31, 2012, 2011 and 2010 was $2.5 million, $3.7 million and $2.5 million, respectively. The aggregate intrinsic value of options outstanding was $49.3 million, $5.5 million and $4.4 million at December 31, 2012, 2011 and 2010, respectively. The aggregate intrinsic value of options exercisable at December 31, 2012, 2011 and 2010 was $17.4 million, $4.1 million and $3.4 million, respectively. The aggregate intrinsic value represents the total pre-tax intrinsic value that would have been realized by the option holders had all option holders exercised their options on the applicable date. The intrinsic value of a stock option is the excess of the Company’s closing stock price on that date over the exercise price, multiplied by the number of in-the-money options.

At December 31, 2012, the weighted-average remaining contractual life for stock options outstanding and stock options exercisable was 6.8 years and 4.3 years, respectively.

During the years ended December 31, 2012, 2011 and 2010, the amount of cash received by the Company from the exercise of stock options was $4.7 million, $7.3 million and $2.2 million, respectively.

The fair value of each time-vested option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model, while the fair value of market performance-based stock options is calculated using the Monte Carlo simulation model. Expected volatility is based on historical volatility trends as well as implied future volatility observations as determined by independent third parties. In determining the expected life of the option grants, the Company uses historical data to estimate option exercise and employee termination behavior. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant. The following table sets forth fair value per share information, including related assumptions, used to determine compensation cost for the Company’s non-qualified stock options consistent with the requirements of ASC Topic 718.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2012	2011	2010
Weighted-average fair value per share of options granted during the year	$5.28	$5.57	$5.73
Weighted-average assumptions:
Expected stock price volatility	46.2%	51.6%	51.5%
Risk-free interest rate	0.6%	1.4%	1.5%
Expected option life (years)	4.8	6.2	4.6
Expected annual dividend yield	2.8%	2.2%	2.4%

The following table summarizes the Company’s unvested stock option activity for the year ended December 31, 2012:

	Shares	Weighted- Average Exercise Price (per Share)
	(Amounts in thousands)
Unvested at January 1, 2012	2,565	$18.23
Granted	1,817	16.95
Vested	(536)	17.66
Forfeited	(156)	18.07

Unvested at December 31, 2012	3,690	$17.69

Restricted stock units

For each of the three years ended December 31, 2012, 2011 and 2010, the Company granted restricted stock units in addition to stock options. The value of the restricted stock units at the date of grant is amortized through expense over the requisite service period using the straight-line method. The requisite service period for the restricted stock units that were granted is generally four years. The Company uses historical data to estimate employee forfeitures, which are compared to actual forfeitures on a quarterly basis and adjusted if necessary.

The following table summarizes the Company’s unvested restricted stock unit activity for the year ended December 31, 2012:

	Units	Weighted- Average Grant Date Fair Value (per Unit)
	(Amounts in thousands)
Unvested at January 1, 2012	1,678	$18.60
Granted	491	17.09
Vested	(647)	17.43
Forfeited	(76)	18.62

Unvested at December 31, 2012	1,446	$18.61

Note 12 — Stock repurchases

On April 19, 2011, ACI purchased 26,150,000 shares of its common stock held by the Estate at $17.50 per share, for a total of $457.6 million. The purchase was made pursuant to a definitive Stock Purchase Agreement (the “Purchase Agreement”) entered into by ACI and the Estate on March 25, 2011, following the execution of a binding letter agreement entered into on February 27, 2011. The shares purchased represented approximately 45% of ACI’s outstanding shares and 83% of the Estate’s holdings in the Company at the time of the purchase.

On September 15, 2011, ACI’s Board of Directors approved the repurchase of up to $75 million of ACI’s common stock in a stock repurchase program. The program provides that the shares may be repurchased by the Company through September 30, 2014 in open market transactions or privately negotiated transactions at the Company’s discretion, subject to

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

market conditions and other factors. The Company expects to fund repurchases using available cash and borrowings under its Credit Facility. The Company is not obligated to purchase any shares under the stock repurchase program, and purchases may be discontinued, or the stock repurchase program may be modified or terminated, at any time. During the year ended December 31, 2012, the Company repurchased 0.7 million shares under the stock repurchase program for $11.5 million at an average price of $16.87 per share, exclusive of commissions paid. During the year ended December 31, 2011, the Company repurchased 0.3 million shares under the stock repurchase program for $5.2 million at an average price of $16.23 per share, exclusive of commissions paid. During the year ended December 31, 2010, the Company did not repurchase any shares of common stock in open market transactions.

The Company additionally received treasury shares in satisfaction of employees’ income tax withholding liability with respect to the settlement of certain restricted stock units. As of December 31, 2012, the aggregate cost of treasury shares received for these tax withholding obligations totaled $9.8 million.

As of December 31, 2012, a total of 28.5 million treasury shares had been acquired at an aggregate cost of $501.8 million, an average of $17.63 per share.

Refer to “Note 16—Pending Pinnacle Entertainment, Inc. merger” for further information on certain restrictions imposed by the merger agreement.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Goodwill and other intangible assets

The following tables summarize the activity relating to goodwill and other intangible assets:

	Weighted- Average Useful Lives	Original Gross Carrying Amount	Amortization/ Purchase Price Adjustments	Impairments	Net Carrying Amount at December 31, 2012
	(Amounts in thousands)
Goodwill:
Missouri properties acquisition	Indefinite	$86,435	$(16,671)	$—	$69,764
Other	Indefinite	5	—	—	5

Total Goodwill		86,440	(16,671)	—	69,769

Other Intangible Assets:
Ameristar East Chicago gaming license	Indefinite	231,400	—	(218,800)	12,600
Ameristar Lake Charles gaming license	Indefinite	29,800	—	—	29,800

Total Other Intangible Assets		261,200	—	(218,800)	42,400

Total Goodwill and Other Intangible Assets		$347,640	$(16,671)	$(218,800)	$112,169

	Weighted- Average Useful Lives	Original Gross Carrying Amount	Amortization/ Purchase Price Adjustments	Impairments	Net Carrying Amount at December 31, 2011
	(Amounts in thousands)
Goodwill:
Missouri properties acquisition	Indefinite	86,435	(15,467)	—	70,968
Other	Indefinite	5	—	—	5

Total Goodwill		86,440	(15,467)	—	70,973

Other Intangible Assets:
Ameristar East Chicago gaming license	Indefinite	231,400	—	(218,800)	12,600

Total Other Intangible Assets		231,400	—	(218,800)	12,600

Total Goodwill and Other Intangible Assets		$317,840	$(15,467)	$(218,800)	$83,573

At December 31, 2012, the Company had approximately $69.8 million in goodwill related to the acquisition of the Missouri properties in December 2000 and $42.4 million in other intangible assets resulting from the acquisition of Ameristar East Chicago in September 2007 and the acquisition of Ameristar Lake Charles in July 2012. The Company performs an annual assessment of the goodwill and other indefinite-lived intangible assets to determine if the carrying values exceed the fair values. Additionally, the guidance requires an immediate impairment assessment if a change in circumstances occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The goodwill related to the Company’s Missouri properties was assessed during the fourth quarter of 2012 using a qualitative analysis outlined in ASU No. 2011-08 to determine whether the existence of events or circumstances would lead to the conclusion that it is more likely than not that the fair values are less than the carrying amounts. Events and circumstances considered in this review included macroeconomic conditions, new competition, temporary road construction near the properties, financial performance of the reporting units and other financial and non-financial events. Based on these factors, the Company concluded the fair value of the Missouri properties was not more likely than not less than the carrying amounts. Accordingly, the Company was not required to perform the two-step goodwill impairment analysis.

During the third quarter of 2012, a valuation of the gaming right associated with Ameristar Casino Resort Spa Lake Charles was performed. The valuation of the gaming right was necessary in completing the asset purchase price allocation of the $32.5 million paid to acquire all the equity interests of Creative. Based on the valuation, the Company recorded the purchase price allocation of the gaming right at $29.8 million and the design plans and fees at $2.7 million.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also performed an annual impairment review of Ameristar East Chicago’s indefinite-lived gaming license in the fourth quarters of both 2012 and 2011. These reviews did not result in any impairment charges related to the gaming license.

In addition to its annual fourth quarter review, the Company performed an impairment review of Ameristar East Chicago’s goodwill and intangible assets in the second quarter of 2010. The permanent closure of a highway bridge near the East Chicago property during the fourth quarter of 2009 significantly adversely impacted forecasted financial results for the property. Closure of the bridge has made access to the property inconvenient for many of Ameristar East Chicago’s guests and has significantly impacted the property’s business levels and operating results. This Ameristar East Chicago impairment assessment resulted in a total of $56.0 million of non-cash impairment charges, with $21.4 million relating to the goodwill and $34.6 million relating to the gaming license. The impairment charge completely eliminated the carrying value of the goodwill. The carrying value of the East Chicago gaming license was reduced to $12.6 million.

During the third quarter of 2010, in addition to its annual fourth quarter review, the Company performed an impairment review of Ameristar St. Charles’ HOME nightclub service mark license due to the permanent closure of the nightclub. The impairment assessments performed resulted in a total of $0.2 million of impairment charges and completely eliminated the carrying value of the license. The license was acquired by the Company in 2009 to use certain trade names and other intellectual property related to the HOME nightclub at the St. Charles property.

For the year ended December 31, 2012, goodwill relating to the Missouri properties acquisition decreased $1.2 million. Goodwill will continue to be reduced through 2016 by annual tax benefits of $1.2 million resulting from differences in the values assigned to certain purchased assets for financial reporting and tax purposes.

The Company utilized Level 3 inputs as described in “Note 8—Fair value measurements” to determine fair value relating to goodwill and intangible assets.

Note 14 — Commitments and contingencies

Litigation. On December 24, 2012, December 28, 2012, January 10, 2013, January 15, 2013 and January 29, 2013, putative class action complaints captioned Joseph Grob v. Ameristar Casinos, Inc., et al., Case No. A-12-674101-B; Dennis Palkon v. Ameristar Casinos, Inc., et al., Case No. A-12-674288-B; West Palm Beach Firefighters’ Pension Fund v. Ameristar Casinos, Inc., et al., Case No. A-13-674760-C; Frank J. Serano v. Ameristar Casinos, Inc., et al., Case No. A-13-6750230-C; and Helene Hutt v. Ameristar Casinos, Inc., et al., Case No. A-13-675831-C, respectively, were filed in the District Court, Clark County, Nevada on behalf of an alleged class of ACI’s stockholders. The complaints name as defendants ACI, all members of ACI’s Board of Directors, Pinnacle, HoldCo and Merger Sub. Each of the complaints alleges that the members of ACI’s Board of Directors breached their fiduciary duties to ACI’s stockholders in connection with the Merger and that ACI, Pinnacle, HoldCo and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duties. Plaintiffs claim that the Merger is proposed at an unfair price and involves an inadequate and unfair sales process, self-dealing and unreasonable deal-protection devices. The complaints seek injunctive relief, including to enjoin or rescind the Merger, and an award of unspecified attorneys’ and other fees and costs, in addition to other relief. The five lawsuits have been consolidated in a single action in the District Court, Clark County, Nevada under the caption In re Ameristar Casinos, Inc. Shareholder Litigation, Case No. A-12-674101-B. On February 19, 2013, plaintiffs filed a consolidated amended complaint against all defendants. The amended complaint includes additional allegations that the preliminary proxy statement filed by the Company is false and misleading insofar as it omits and/or misrepresents certain material information. Defendants’ response to the consolidated amended complaint is due by April 5, 2013. The Company believes that the claims asserted in the action have no merit, and the Company and all of the members of the Board of Directors intend to defend vigorously against them.

From time to time, the Company is a party to other litigation, most of which arises in the ordinary course of business. The Company is not currently a party to any litigation that management believes would be likely to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Self-Insurance Reserves. The Company is self-insured for various levels of general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accrued estimates of incurred but not reported claims. At December 31, 2012 and 2011, the estimated liabilities for unpaid and incurred but not reported claims totaled $8.6 million and $9.4 million, respectively. The Company considers historical loss experience and certain unusual claims in estimating these liabilities. The Company believes the use of this method to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident or illness frequency and severity and other factors can materially affect the estimate for these liabilities.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Creative Casinos of Louisiana acquisition

On March 14, 2012, the Company entered into a definitive agreement to acquire all of the equity interests of Creative. Creative, which the Company has renamed Ameristar Casino Lake Charles, LLC, is the developer of a luxury casino resort in Lake Charles, Louisiana. This acquisition included the last remaining riverboat gaming license available in Louisiana under current law. Pursuant to the purchase agreement, the purchase price paid was $32.5 million, inclusive of $5.0 million deposited into an escrow account at closing to secure the seller’s indemnification obligations under the purchase agreement for a period of 18 months.

The acquisition closed on July 16, 2012 and construction commenced on July 20, 2012. The license conditions as revised by the LGCB require the Company to invest at least $500 million in the project. The cost of the project, inclusive of the purchase price, is expected to be between $560 million and $580 million, excluding capitalized interest and pre-opening expenses. The Company is required by the LGCB license conditions to maintain a $25.0 million deposit in a restricted bank account for the benefit of the LGCB, which will become unrestricted and available for the Company to use at its discretion upon the timely completion of the project within two years of construction commencement. The Company plans to fund the project through a combination of cash from operations and borrowings under the revolving loan facility described in “Note 6 — Long-term debt.” The Company expects to open the resort in the third quarter of 2014.

Following the Company’s acquisition of Creative, on July 18, 2012 the Company entered into a ground lease agreement with the Lake Charles Harbor & Terminal District (the “District”). Cash rent payments under the ground lease are $0.7 million per year until the opening of Ameristar Lake Charles. Upon opening, the annual cash base rent payments will increase to $1.3 million per year for each of the first five years. The base rent will then be subject to an annual increase, not to exceed 5%, based on changes in a regional consumer price index as defined in the ground lease agreement. In addition to the base rent, upon commencing gaming activity, the Company will pay monthly additional rent based on a percentage of the property’s net gaming proceeds as defined in the ground lease agreement. Annual rent expense reflected in the consolidated statements of income is $1.3 million, with the difference between cash rent payments and rent expense recorded as a deferred rent liability.

Pursuant to the ground lease agreement, the Company was required to deposit $5.0 million in a separate bank account to cover the monthly rent payments prior to the commencement of gaming activity. Any remaining balance in the ground lease rent deposit account at the time gaming activity commences will be considered unrestricted and available for the Company to use at its discretion. At December 31, 2012, the ground lease deposit bank account had a balance of $4.7 million, of which $0.7 million is expected to be utilized for monthly rent payments over the next 12 months. In the accompanying consolidated balance sheets, the current portion of the deposit account is included in restricted cash. The remaining long-term portion of the ground lease rent deposit, as well as the $25.0 million deposit required to be held until construction completion, are included in deposits and other assets in the accompanying consolidated balance sheets.

During the third quarter of 2012, a valuation of the gaming right associated with Ameristar Casino Resort Spa Lake Charles was performed. The valuation of the gaming right was necessary in completing the asset purchase price allocation of the $32.5 million paid to acquire all the equity interests of Creative. Based on the valuation, the Company recorded the purchase price allocation of the gaming right at $29.8 million and the design plans and fees at $2.7 million.

Note 16 — Pending Pinnacle Entertainment, Inc. merger

On December 20, 2012, the Company entered into an agreement and plan of merger with Pinnacle Entertainment, Inc. (“Pinnacle”) pursuant to which Pinnacle will acquire all of the outstanding common shares of the Company for $26.50 per share in cash. The merger is subject to customary closing conditions, required regulatory approvals and approval by the Company’s stockholders. The transaction is expected to close in the second or third quarter of 2013. In connection with the pending merger, the Company incurred expenses totaling approximately $6.7 million during the year ended December 31, 2012, which are reflected in selling, general and administrative expenses in the accompanying consolidated statements of income.

The Company and Pinnacle filed the required premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) on January 11, 2013. On February 11, 2013, the Company and Pinnacle received a request for additional information and documentary materials from the Federal Trade Commission (the “FTC”) under the notification requirements of the HSR Act, which has the effect of extending the waiting period imposed by the HSR Act until 30 days after each company has substantially complied with the request, unless that period is extended voluntarily by the companies or terminated sooner by the FTC. Pinnacle has filed applications for regulatory approvals as required under applicable gaming laws. On February 1, 2013, the Company filed a preliminary proxy statement with the Securities and Exchange Commission relating to a special meeting of the Company’s stockholders to consider and approve the merger agreement. No assurance can be given that the merger will be completed.

AMERISTAR CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The merger agreement with Pinnacle restricts, among other things, the amount of dividends the Company may pay, the amount of capital expenditures the Company may commit to and the amount of additional debt the Company may incur prior to the closing of the merger. The merger agreement also generally prohibits the Company from repurchasing additional shares of its stock without the consent of Pinnacle.

Note 17 — Selected quarterly financial results (unaudited)

The following table sets forth certain consolidated quarterly financial information for the years ended December 31, 2012 and 2011.

	For the Fiscal Quarters Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	Total
	(Amounts in thousands, except per share data)
Net revenues (1)	$312,134	$296,254	$298,008	$288,827	$1,195,221
Income from operations	69,258	59,023	57,388	32,491	218,160
Income before income tax provision(1)	43,340	30,102	27,743	3,113	104,299
Net income (1)	41,366	17,622	16,131	1,215	76,335
Basic earnings per share(2)	$1.26	$0.53	$0.49	$0.04	$2.32
Diluted earnings per share(2)	$1.21	$0.51	$0.48	$0.04	$2.26

	For the Fiscal Quarters Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	Total
	(Amounts in thousands, except per share data)
Net revenues	$308,743	$305,094	$304,507	$296,162	$1,214,506
Income from operations	62,613	59,371	61,137	44,128	227,249
Income (loss) before income tax provision (benefit)(1)	38,014	(53,238)	32,214	17,558	34,546
Net income (loss)(1)	21,846	(41,313)	18,884	7,379	6,794
Basic earnings (loss) per share(2)	$0.37	$(1.10)	$0.58	$0.23	$0.17
Diluted earnings (loss) per share(2)(3)	$0.37	$(1.10)	$0.56	$0.22	$0.17

(1)	The sum of the amounts for the four quarters does not equal the total for the year due to rounding.
(2)	Because earnings (loss) per share amounts are calculated using the weighted-average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per-share amounts for the four quarters may not equal the total earnings (loss) per share amounts for the year.
(3)	In April 2011, the Company obtained $2.2 billion of new debt financing. A portion of the proceeds from the new debt financing was used to purchase 26,150,000 shares of ACI’s common stock held by the Estate. The share repurchase reduced the Company’s outstanding shares by approximately 45%. The reduction in the Company’s weighted-average shares outstanding from the Repurchase Transaction benefited 2011 diluted earnings per share by $0.54.